UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Luby’s Inc. Sends Letter to Shareholders

Change is Underway at Luby’s – Company is Aggressively Executing on Plan to Increase Profitability and Improve Share Price

Luby’s Board and Management Possess Deep Industry Experience and Their Interests are Fully Aligned with Shareholders

Activist Investor Bandera Partners’ Perplexing Pattern of Engagement Calls into Question Suitability of its Nominees for Any Board

Bandera Nominees Lack Meaningful Restaurant Industry and Public Company Board Experience

Vote on the WHITE Proxy Card Today to Protect Your Investment in Luby’s

HOUSTON, TX – December 24, 2018 – Luby’s, Inc. (NYSE: LUB) (“Luby’s” or the “Company”) today announced that it has mailed a letter to shareholders in connection with the Company’s upcoming Annual Meeting of Shareholders (“Annual Meeting”) to be held on January 25, 2019. The full text of the letter follows.

December 24, 2018

Dear Shareholders,

At our Annual Meeting of Shareholders on January 25, 2019, you will face a critical decision that will significantly impact the future of your investment in Luby’s. You will be asked to choose between two vastly different paths for the Company:

✓	Elect the seasoned and highly-qualified nominees put forth by Luby’s, who collectively possess decades of restaurant industry experience, and whose 36.8% ownership in the Company ensures the strongest possible alignment of interests with all shareholders; or

✗	Put your investment at risk by electing four nominees hand-picked by New York-based activist hedge fund Bandera Partners LLC (“Bandera”), who have almost zero meaningful industry experience and we believe view the Company as a financial engineering vehicle to further their own interests at the expense of Luby’s customers and you, the shareholders.

In making this important decision, we ask you to consider the following:

Change is already underway at Luby’s and the Board is fully focused on improving the Company’s performance and stock price

Luby’s Board and management team are in the midst of executing an aggressive plan to improve our financial results and operating performance – against the backdrop of strong industry headwinds and a highly competitive restaurant environment that has challenged many mature restaurant brands, including ours. This turnaround strategy includes evaluating multiple ways to lower costs and improve operations, steps to significantly reduce debt, and the addition of new voices and perspectives at both the senior management and Board level.

We are continuously taking a hard look at our portfolio of restaurant locations and have taken decisive action to improve profitability. We announced an asset sales program of $25 million in April 2018 and expanded this program up to $45 million in July 2018, with the goal of strengthening our balance sheet and decreasing our debt. 10 Company-owned property locations were sold in fiscal 2018, generating $14.8 million in net cash proceeds. 21 underperforming Company-owned restaurants were closed in fiscal 2018 and nine were closed in fiscal 2017. In recognition of the fact that Luby’s business needs to improve, CEO Chris Pappas reduced his annual salary to only $1, and committed to keeping it at that amount until the Company’s turnaround efforts bear fruit for Luby’s shareholders.

The Luby’s and Fuddruckers brands are highly regarded in the marketplace, and we believe these brands can thrive and grow over time. In order to meet the customers where they are, we continued re-directing funds from a traditional media strategy (TV, radio, billboards, direct mail, sponsorships) to a digital media strategy (on-line advertising, geo-fencing, E-club promotions) which allows us to connect and engage directly with our guests in a more personal and relevant manner. We also made further improvements to our mobile ordering capabilities at Fuddruckers and geared up for launching similar capabilities for our Luby’s cafeteria guests.

In October 2018, we announced the promotion of Benjamin “Todd” Coutee to the position of Chief Operating Officer. Todd has more than 30 years of restaurant experience. Importantly, he knows this industry and he knows our Company, our brands and our people extremely well. Todd also has held several significant leadership roles at Luby’s and achieved proven results, including in his most recent position as Senior Vice President of Culinary Contract Services, which has been growing significantly for the past two years under his watch.

On December 14th, we announced that Luby’s entered into an $80 million refinancing credit facility with MSD Partners, providing funding to help reduce the Company’s debt balance as we continue to aggressively strengthen our financial position.

We recently added Twila Day to our slate of director nominees for the 2019 Annual Meeting, replacing Luby’s General Counsel Peter Tropoli as a director and thereby further increasing the number of independent directors. Ms. Day is currently Chief Information Officer of the Huntsman Corporation, a global chemical manufacturer and marketer. Previously, she was the National Practice Leader for Technology Services at Alvarez and Marsal, one of the most highly-respected professional services firms in the world. Prior to Alvarez, Ms. Day was Chief Information Officer at SYSCO Corporation (NYSE:SYY), the global leader in distributing food products to restaurants.

Luby’s believes that Ms. Day’s extensive leadership experience and broad technology expertise will be highly valuable as we continue to examine how to best implement tech solutions across the Company, both to enhance productivity and improve customer experience.

Your Board and management team have the right restaurant industry, operational and financial experience needed to successfully turn around the Company and enhance your investment – and they are aligned with shareholders’ best interests

The experience of the current Board has never been more essential than now as the entire restaurant sector faces challenges driven by oversaturation in many markets and a fundamental evolution in the way consumers think about dining.

Importantly, Luby’s leadership has successfully steered the Company through previous difficult periods in the restaurant industry cycle – most notably when CEO and Director Chris Pappas and Director Harris Pappas took over Luby’s in 2000 and in 2008 following the global financial crisis. In each case, the Company was able to streamline operations, reduce its store count and debt – and ultimately improve financial results and Luby’s stock price. This expertise will be essential as Luby’s continues to manage through the current downturn in the industry cycle – and ultimately establish a foundation for future profitability.

CEO and Director Chris Pappas and Director Harris Pappas have the strongest possible incentive to create shareholder value. They beneficially own together approximately 36.8% of the Company’s stock – meaning they have more skin in the game than anyone, and more than three and a half times as much at stake as Bandera and its nominees – none of whom have meaningfully acquired any Company shares other than what Jeff Gramm holds through his fund.

The best path to unlocking the value of Luby’s assets is to execute against the Board’s turnaround plan, improve results and enhance the stock price

In spite of what Bandera might believe, the value of Luby’s is more than just its owned real estate – the Company’s restaurant operations and brands have significant value as well.

As stated above, we are already in the process of monetizing underperforming restaurant locations, which will allow us to strengthen our core operations and invest appropriately in the right assets with better return characteristics to ultimately improve our overall financial results.

Further, the value of the Luby’s brands cannot be discounted. According to a recent survey by a major industry trade publication, Nation’s Restaurant News, the Luby’s Restaurant brand ranks in the top 20 nationally in brand loyalty, based on the percentage of customers who “visit because of a real desire to experience the brand, as opposed to convenience.” In the same survey Fuddruckers was ranked by consumers in the top 10 for taste, with 82% rating the chain “best in class” or “above average” for taste. Notably, highly popular and fast-growing chains like In-N-Out Burger, Chick-fil-A and Panera Bread were among the winners.1

We believe the value of the entire Luby’s enterprise is worth meaningfully more than where the stock is currently trading. In our view, taking drastic steps to “monetize” only the Company’s real estate now, or otherwise break up the Company’s assets, would be tantamount to “selling at the bottom.”

Luby’s Board and management team have shown in the past the ability to execute against a strategic plan, manage through industry headwinds and deliver improved results. We are always open to all strategic options to maximize shareholder value, but believe that taking a short-term view would not be in the best long-term interest of shareholders.

1 “Top brands ranked by customer loyalty” Consumer Picks 2018, Nation’s Restaurant News, 2018.

Bandera’s pattern of confusing and concerning behavior throughout its engagement with Luby’s calls into question whether Bandera principal Jeff Gramm – or anyone nominated by him – is suited to sit on any public company board

Bandera approached Luby’s only nine days before the deadline for nominating directors and demanded three seats on the Board, threatening to launch a proxy fight if its demands were not met. As a courtesy to them, Luby’s extended the nomination deadline to consider Bandera’s demands. Bandera demanded the appointment of Mr. Jeff Gramm, Senator Phil Gramm, and Mr. Timothy Brog, a close business associate of Mr. Gramm’s, to the Board while setting the size of the Board at nine directors. To be clear, this meant that Bandera was demanding a third of the seats on the Luby’s Board. Notwithstanding our extension, Bandera gave us only roughly 48 hours to agree to their demands.

A public company board cannot responsibly make decisions blindly on such a tight timeframe – especially when it comes to director nominees who most of our Board members have never met. The Board requested to interview two of Bandera’s nominees – Savneet Singh and Brian Wright – but Bandera then illogically insisted there must be first “a settlement agreement in place” and “then Luby’s and Bandera can agree to have specific nominees interviewed […] to fill the number of seats that the settlement agreement provides.” Just as Luby’s wouldn’t agree to hire any employee without first interviewing the candidate, the Board would not agree to appoint directors without interviewing them first and assessing their suitability. Following a similar pattern as with Mr. Brog, Mr. Wright was ultimately left off Bandera’s slate. No explanation was given for either removal.

Bandera’s conduct indicates that they fundamentally do not understand the duties and responsibilities of a public company board. The Board carefully considers any potential nominees, and there is a process in place to vet and interview such nominees. Agreeing to put candidates on the Board before the Board has even interviewed them would be tantamount to a breach of the Board’s fiduciary duties to shareholders.

Bandera’s nominees do not have the appropriate skillsets, experience or track records to justify replacing Luby’s highly-qualified directors

It is important to note that the nominees put forward by Bandera do not possess meaningful restaurant operating experience. So far the full extent of a “plan” for the Company offered up by Bandera could fit on a Fuddruckers napkin. Taken together, this information is highly troubling as it suggests that if given Board representation Bandera will likely push for liquidating the Company or selling off its real estate assets – a path we fully believe would short change Luby’s shareholders, employees and customers.

Jeff Gramm previously wrote a book on shareholder activism: Dear Chairman: Boardroom Battles and the Rise of Shareholder Activism. But writing this book – predominately a compilation of open letters authored by well-known hedge funds – does not qualify Jeff Gramm as an expert in creating shareholder value. As he himself states in the book, “Over time, I’ve learned I’m much better suited to finding good investment ideas than managing activist interventions or serving on corporate boards.”2 We couldn’t agree more.

2 Gramm, Jeff. “Introduction.” Dear Chairman: Boardroom Battles and the Rise of Shareholder Activism, Harper Business, 2016, p. XIX.

Notably, the entire slate of four directors nominated by Bandera have close ties to the Gramm family, starting with Senator Phil Gramm, his father. For this reason, we find it hard to believe Bandera’s claims that its nominees, if elected, would act as truly independent Board members, unbeholden to Bandera and its principal Jeff Gramm.

***

We believe that electing our proposed slate of highly-qualified nominees for the Luby’s Board is the best choice to maximize the value of your investment in Luby’s and improve the Company’s share price.

Luby’s current Board and management team are successfully executing against a strategic plan designed to build long-term value for all our shareholders, and we are deeply aligned with your best interests.

In stark contrast, the activist investor nominees possess virtually no restaurant operating experience, raising the question: who do you want charting the strategic course of Luby’s – seasoned executives who have successfully navigated through these waters before, or a group led by an academic and book author who wants to test out his theories with your investment?

VOTE FOR YOUR BOARD’S NOMINEES ON THE WHITE PROXY CARD TODAY

DO NOT SIGN ANY GOLD PROXY CARD SENT TO YOU BY BANDERA PARTNERS

Sincerely,

The Board of Directors of Luby’s, Inc.

YOUR VOTE IS IMPORTANT VOTE FOR THE LUBY’S NOMINEES ON THE WHITE PROXY CARD TODAY

If you have any questions or require any assistance with respect to voting your shares, please contact the Company’s proxy solicitor, Morrow Sodali:

509 Madison Avenue, Suite 1206

New York, NY 10022

Toll Free: (800) 662-5200

Direct: (203) 658-9400

E-mail: lub@morrowsodali.com

Forward-Looking Statements

This letter may contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this letter, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements under the caption “Outlook” and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions. Luby’s cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby’s. The following factors, as well as any other cautionary language included in this letter, provide examples of risks, uncertainties and events that may cause Luby’s actual results to differ materially from the expectations Luby’s describes in such forward-looking statements: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby’s annual reports on Form 10-K and quarterly reports on Form 10-Q. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

About Luby’s

Luby’s, Inc. (NYSE: LUB) operates 142 restaurants nationally: 82 Luby’s Cafeterias, 58 Fuddruckers, and 1 Cheeseburger in Paradise. The Company is also the franchisor for 103 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, Panama, and Colombia. Luby’s Culinary Contract Services provides food service management to 30 sites consisting of healthcare, higher education, sport stadiums, and corporate dining locations.

Contacts

Investors:

Morrow Sodali

Charlie Koons / Mike Verrechia
Toll Free: (800) 662-5200

Direct: (203) 658-9400
lub@morrowsodali.com

Media:

Sloane & Company
Dan Zacchei / Joe Germani, 212-486-9500
dzacchei@sloanepr.com / jgermani@sloanepr.com

Luby's

FUDDRUCKERS
WORLD'S GREATEST HAMBURGERS

Luby's

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LUBY'S CULINARY SERVICES
BUSINESS HEALTHCARE VENUES SENIOR LIVING

Cheeseburger in Paradise
BAR & GRILL

THE BOARD UNANIMOUSLY RECOMMENDS VOTING "FOR" THE ELECTION OF THE BOARD'S NOMINEES UNDER PROPOSAL 1 ON THE WHITE PROXY CARD

On January 25th, 2019 Luby's, Inc. will hold its Annual Meeting of Shareholders and management needs your support. Instructions on how you can vote using the WHITE proxy card are included in this mailing.

For questions on how to vote your proxy or for additional information, please contact our proxy solicitors Morrow Sodali at (800) 662–5200 or LUB@morrowsodali.com.

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